Exhibit 10.3

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is made by and between Sucampo Pharmaceuticals, Inc., its parent, subsidiary, predecessor and affiliated corporations (collectively “Sucampo”), and Peter Kiener (“Executive”), and amends, restates and supersedes the Employment Agreement between Sucampo and Executive dated October 21, 2014.

A.	Employment and Duties.

1.                  Sucampo shall employ Executive as Chief Scientific Officer. While employed by Sucampo, Executive shall devote Executive’s full-time work efforts exclusively on behalf of Sucampo and shall not perform work of any nature for compensation of any kind for any person or entity other than for Sucampo, unless approved in writing and signed by Sucampo’s CEO.

2.                  This Agreement shall be in effect for the one-year period following the first date on which both Executive and Sucampo have signed the Agreement (the “Anniversary Date”). The Agreement will continue to renew on a year-to-year basis unless either party ends the Executive’s employment pursuant to Section H; or Sucampo delivers written notice to the Executive about Sucampo’s intent to renew the Agreement with specifically articulated changes at least 30 days before the Anniversary Date, and then terminates the Agreement under Section N.

B.	Compensation and Benefits.

1.                  Base Salary. Sucampo shall pay Executive an annual base salary of Four Hundred Eighteen Thousand Six Hundred Eighty Four US dollars and Fifty Cents (US $418,684.50) in accordance with Sucampo’s regular payroll cycle (the “Base Salary”). The Base Salary shall be reviewed on an annual basis and may, in the sole discretion of the Board of Directors, be increased, but not decreased (unless either mutually agreed by Executive and Sucampo, or established as part of salary reductions that apply equally to similarly situated officers as a percentage reduction in their salaries).

2.                  Bonus. Executive shall be entitled to participate in Sucampo’s annual incentive plan, as defined and modified from time to time by Sucampo. The target bonus for Executive shall be 40% of Executive’s Base Salary, in the sole discretion of the Board of Directors. The annual bonus payable to Executive for any fiscal year shall be paid to Executive in a lump sum on the date set forth in Sucampo’s incentive plan in effect at the time of payment. Sucampo reserves the unilateral right to modify the incentive plan and reserves the unilateral discretion to determine the amount of Executive’s bonus, if any. Executive agrees that such bonus is not “earned” until approved by the Board of Directors.

3.                  Stock. At least annually for the Term of this Agreement, Executive shall be eligible for consideration to receive restricted stock grants, stock options or other awards (collectively, “Equity Incentive Awards”) in accordance with the 2016 Equity Incentive Plan or such other equity incentive plan as may be designated in the Stock Agreement (collectively referred to as the “Plan”). Any such Equity Incentive Awards shall be made in the sole discretion of the Board of Directors.

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4.                  Taxes. Executive acknowledges and agrees that Executive shall be solely responsible for the satisfaction of any applicable taxes that may arise pursuant to this Agreement (including taxes arising under Section 409A of the Internal Revenue Code (“IRC”), which pertains to deferred compensation) or 4999 (which pertains to golden parachute excise taxes), and that neither Sucampo nor any of its employees, officers, directors, or agents shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold Executive harmless from any or all of such taxes. For purposes of IRC Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. All compensation due to Executive shall be paid subject to withholding by Sucampo to ensure compliance with all applicable laws and regulations.

5.                  Participation in Benefits. Executive shall be entitled to participate in all Sucampo employee benefit plans or programs offered to other Sucampo employees to the extent that Executive's position, tenure, salary, and other qualifications make Executive eligible to participate in such plans. Sucampo reserves the unilateral right to adopt, continue, discontinue, amend, modify, reduce or expand each and every employee benefit plan, program or other fringe benefit during any term of the Agreement. Participation by Executive in any such plan, program or benefit shall be subject to all applicable rules and regulations.

6.                  Expenses. Sucampo shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive the performance of his or her obligations under this Agreement. Sucampo shall reimburse such expenses in accordance with Sucampo’s expense reimbursement policies and procedures. Sucampo reserves the right to modify such policies and procedures in its sole discretion. All reimbursements due under this Agreement shall be separately requested and paid not later than one year after Executive incurs the underlying expense.

7.                  Professional Organizations. During the Term, Sucampo shall reimburse Executive for the annual dues payable for membership in professional societies associated with the Executive’s job responsibilities or subject matters related to Sucampo’s interests. Sucampo shall only reimburse for a new membership if and after Sucampo has approved such membership.

C.	Confidential Information.

1.                  Executive acknowledges that Sucampo operates in a competitive environment and has a legitimate business interest in protecting Sucampo’s Confidential Information and Protected Property. “Confidential Information” includes any of the following information pertaining to Sucampo or its affiliated entities:

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a.                   Any and all information, whether or not meeting the legal definition of a trade secret, and whether in written, oral, electronic or other form, containing and/or concerning: (i) business plans, strategic plans, forecasts, budgets, sales, financial projections and costs; (ii) personnel and payroll records and employee lists, including any information related to an employee’s health; (iii) candidates, consultants, and contractors, including lists, resumes, preferences, transaction histories and rates; (iv) customers and prospective customers, including their identity, the identities of their employees, contractors and consultants, special needs, job orders, preferences, transaction histories, contacts, characteristics, agreements and current or proposed pricing; (v) marketing activities, plans, promotions, operations and research and development; (vi) business operations, internal organizational structure and financial affairs; (vii) pricing structure and/or current or proposed manufacturing costs; (viii) proposed services, technologies and products; (ix) contracts with customers, suppliers, joint ventures, licensors, licensees, or distributors; (x) customer history; (xi) compensation structure and strategy compared to the market; (xii) current or proposed product tests; (xiii) technical or scientific information or processes, including chemical compounds, computer programs, code, algorithms, Inventions (as defined below), formulae, test data, know how, functional and technical specifications, designs, drawings; (xiv) passwords; and

b.                  Any information (including any compilation, device, method, technique or process) that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (hereafter “Trade Secret”). Such information constitutes a Trade Secret even if a person has acquired the information without express notice that it is a Trade Secret if, under all the circumstances, such person knows or has reason to know that the party who owns the information or has disclosed it intends or expects the secrecy of the type of information comprising the Trade Secret to be maintained.

c.                   The term “Confidential Information” excludes any information that (i) is, was, or enters in the public domain without violation of this Agreement and through no fault of the Executive, (ii) was in Executive’s possession free of any obligation of confidence at the time it was disclosed to the Executive, or (iii) was rightfully communicated to the Executive by a third party free of any obligation of confidentiality subsequent to the time it was disclosed by Sucampo to the Executive.

2.                  During and after the Term of this Agreement, Executive shall not, directly or indirectly, reproduce, commercialize, use, disclose, or authorize use or disclosure of, any Confidential Information, unless such use or disclosure is (a) consistent with Sucampo’s obligations or business purposes and for the sole purpose of carrying out Executive’s duties to Sucampo, or (b) specifically authorized by Sucampo in writing prior to such use or disclosure. Executive understands and agrees that this restriction shall continue to apply after this Agreement terminates, regardless of the reason for such termination. Executive agrees to comply with all policies and procedures of Sucampo for protecting Confidential Information.

3.                  Executive agrees that Sucampo has the right to refuse publication of any papers prepared by Executive as a result of Executive’s employment, consultation, work or services, with, for, on behalf of or in conjunction with Sucampo. Executive agrees to submit any proposed publications referring to Executive’s employment, consultation, work, services and activities with, for, on behalf of or in conjunction with Sucampo, or referring to any information developed therefrom, to Sucampo for review, prior to publication, to ensure that Sucampo’s position with respect to Confidential Information is not adversely affected by publication disclosures.

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4.                  If Executive is required to disclose Confidential Information due to the issuance of a court order or other government process, Executive shall (a) promptly, but in no event more than 72 hours after learning of such court order or other government process, notify the Executive Vice President, Global Human Resources, Information Technology and Strategy; (b) at Sucampo’s expense, take all reasonable necessary steps requested by Sucampo to defend against the enforcement of such court order or other government process, and permit Sucampo to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof; and (c) if such compelled disclosure is required, Executive shall disclose only that portion of the Confidential Information that is necessary to meet the minimum legal requirement imposed on Executive

5.                  Executive agrees that, upon termination of this Agreement or if requested by Sucampo, Executive shall immediately return to Sucampo any and all Sucampo Property (as defined below) and documents and other media containing Confidential Information (and all hard/electric copies thereof) in Executive’s possession, custody or control.

a.                   “Sucampo Property” shall mean any and all documents, instruments, records and databases, recorded or stored on any medium whatsoever, relating or pertaining, directly or indirectly, to the business of Sucampo, including without limitation any and all documents (and copies) containing or relating to Confidential Information. Executive acknowledges that Sucampo Property is solely the property of Sucampo regardless of whether it was created, stored or used on property of the Executive or any other person or entity.

b.                  Executive agrees that, while employed by Sucampo, Executive shall not directly or indirectly, use, or allow the use of, Sucampo property of any kind (including property leased to Sucampo), for any purpose other than Sucampo activities, except with the authorization of a duly authorized representative of Sucampo.

c.                   Executive agrees not to remove any Sucampo Property from Sucampo’s business premises or deliver any Sucampo Property to any person or entity outside of Sucampo, except as required in connection with Executive’s duties of employment.

d.                  If Sucampo Property in electronic form that contains or relates to Confidential Information is stored on a computer or device that is not Sucampo Property, then at the termination of this Agreement, Executive agrees to promptly deliver a copy of the stored Sucampo Property to Sucampo, permanently delete the Sucampo Property from the computer or device, and confirm these actions to Sucampo in writing.

6.                  Executive understands that Executive is signing this Agreement as a condition of Executive’s employment, or continued employment, with Sucampo. Executive further acknowledges and agrees that Executive’s employment or continued employment by Sucampo, Executive’s access to Sucampo’s Confidential Information, and other goods and valuable consideration associated with employment by Sucampo, provide good and sufficient consideration for Executive’s obligations under this Agreement.

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D.	Protected Property.

1.                  “Protected Property” includes any Invention (as defined below), discovery, improvement, idea or expression of idea, process, development, design, know-how, data, and formula, whether patentable or un-patentable, or protectable by copyright or other intellectual property law, that Executive makes or conceives, alone or with others, during or outside of working matters, during Executive’s employment with Sucampo, that relates in any manner to the actual or demonstrably anticipated business, research or development of Sucampo, or results from or is suggested by any task assigned to Executive or any work performed by Executive on behalf of Sucampo. “Invention” means any apparatus, biological processes, cell line, chemical compound, creation, data, development, design, discovery, formula, idea, improvement, innovation, know-how, laboratory notebook, manuscript, process or technique, whether or not patentable or protectable by copyright, or other intellectual property in any form.

2.                  Executive agrees to communicate to Sucampo in writing as promptly and fully as practicable all Protected Property conceived or reduced to practice by Executive at any time during the Executive’s employment by Sucampo. Executive agrees to keep and maintain adequate written records of Protected Property at all times and stages, in the form of notes, sketches, drawings, memoranda and reports. Those records shall be the property of and be available to Sucampo at all times.

3.                  Executive hereby assigns to Sucampo and/or its nominees, all of Executive’s right, title, and interest in such Protected Property, and all of the Executive’s right, title, and interest in any patents, copyrights, patent applications, software, trademarks, or copyright applications based thereon. Executive agrees that all Protected Property subject to copyright protection constitutes "work made for hire" under United States copyright laws (17 U.S.C. §101) and is owned exclusively Sucampo. To the extent that title to any Protected Property subject to copyright protection does not constitute a "work for hire," and to the extent title to any other Protected Property does not, by operation of law or otherwise, vest in Sucampo, all right, title, and interest therein, including, without limitation, all copyrights, patents and trade secrets, and all copyrightable or patentable subject matter, are hereby irrevocably assigned to Sucampo.

4.                  Executive shall, at the expense of and on behalf of Sucampo, do everything reasonably necessary for Sucampo to obtain, preserve, and protect Sucampo's right, title and interest in and to such Protected Property, including preparing and signing all documents Sucampo may deem necessary to obtain and maintain patents, copyrights, trade secrets, trademarks, service marks and other rights within the United States or anywhere in the world. This obligation binds Executive or Executive’s legal representative and continues despite the end of Executive’s employment with Sucampo, subject to reasonable compensation by Sucampo for Executive’s time and expenses. Should Sucampo be unable, after reasonable effort, to obtain Executive’s signature on any document necessary to apply for or prosecute any of the above rights for any reason, Executive hereby irrevocably designates and appoints Sucampo or its officers and agents as Executive’s agent coupled with a power of attorney to act on Executive’s behalf to do everything necessary to accomplish the above.

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5.                  The provisions of this Section D do not apply to any invention if (a) Executive developed it entirely on Executive’s own time; (b) Executive did not use or rely on any of Sucampo’s Confidential Information, equipment, supplies, or facilities; (c) the invention is unrelated to Sucampo’s business; and (d) the invention did not result from any work Executive performed for Sucampo. If, when hired or during Executive’s employment, Executive is working on any invention that is excluded under this Section D.5. Executive agrees to put Sucampo on written notice at the time of hire or as soon as the Executive starts working on the invention during Executive’s employment. To further comply with this notice requirement, Executive has provided Exhibit 1 to this Agreement, which includes a complete list and description of all Inventions, intellectual property and equipment located at Sucampo that is owned directly or indirectly by Executive and which shall not be transferred to Sucampo pursuant to this Agreement. Except for those items listed on Exhibit 1, Executive agrees that he or she shall not assert any rights under any intellectual property as having been made or acquired by Executive prior to being employed by Sucampo. If Sucampo and Executive disagree about whether an invention is appropriately listed on Exhibit 1, Executive and Sucampo agree to submit the matter to arbitration per the terms of Section I below.

E.	Non-Competition And Non-Solicitation.

1.                  Executive agrees that, as a result of Executive’s position with Sucampo and/or the unique skills Executive brings to Sucampo, Sucampo has entrusted Executive with information and customer relationships that are valuable to Sucampo, and that Sucampo has a legitimate interest in protecting. Accordingly, Executive agrees that, during the term of this Agreement and for a period of twelve consecutive months following the end of that employment, absent the prior written, signed consent of the President of Sucampo, Executive shall not directly or indirectly render services, advice or assistance similar to the services Executive provided while employed by Sucampo, or involving the Executive’s use of knowledge Executive gained while employed at Sucampo, to any Conflicting Organization, in connection with any Conflicting Product. “Conflicting Organization” means any person, entity or organization engaged in research on, or development, production, or marketing of, a Conflicting Product. “Conflicting Product” means any product, method, process, system or service provided for commercial use or sale of any person or organization other than Sucampo, that is the same, similar to, or interchangeable with a product, method, process, system, or service provided for commercial use or sale or under development for commercial use or sale by Sucampo when this Agreement terminates, or about which Executive developed Protected Property while employed by Sucampo. The foregoing restrictions shall not prevent Executive from working for or performing services on behalf of any business or other entity that offers Conflicting Products if such business or entity is also engaged in other lines of business and if Executive certifies to Sucampo before accepting such employment that Executive's employment or services shall be restricted to such other lines of business, and Executive shall not directly or indirectly be providing support, advice, instruction, direction or other guidance to lines of business providing a Conflicting Product.

2.                  Executive agrees that, solely as a result of Executive’s position and employment with Sucampo, Executive shall or has come to know Confidential Information regarding some of Sucampo’s employees, independent contractors and/or consultants. Accordingly, both during the Term of this Agreement and for a period of twelve consecutive months following the end of that employment, Executive agrees to not directly or indirectly—either on Executive’s own account or on behalf of any person, company, corporation, or other entity— induce, solicit, endeavor to entice or attempt to induce any Sucampo Employees (as defined below) to: (a) leave employment with Sucampo; (b) supply any Sucampo Confidential Information to any third party or entity; or (c) alter, sever, discontinue, or in any other way interfere with their relationship with Sucampo. “Sucampo Employees” are Sucampo employees, independent contractors and consultants who Executive has come to know as a result of Executive’s employment with Sucampo, and with whom Executive had business communications at any time during the last twenty-four months of the Term of this Agreement.

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3.                  Executive agrees that, solely as a result of Executive’s position and employment with Sucampo, Executive shall or has come to know some of Sucampo’s clients and has access to Confidential Information related to them. Accordingly, both during the Term of this Agreement and for a period of twelve consecutive months following the end of such employment, Executive agrees to not, directly or indirectly, induce, solicit, endeavor to entice or attempt to induce any Sucampo Client (as defined below) to cease doing business with Sucampo, or in any way interfere with the relationship between any such Sucampo Client and Sucampo. “Sucampo Clients” are individuals or entities of any nature, with whom/which Executive had business-related involvement on behalf of Sucampo at any time during the last twenty-four months of the Term of this Agreement. “Business-related involvement” includes Executive’s direct communication with the Sucampo client, and any direct or indirect involvement in any aspect of developing the initial relationship and any direct or indirect involvement on behalf of Sucampo in any aspect of Sucampo’s relationship with the Sucampo Client.

4.                  Executive acknowledges and agrees that Sucampo operates globally, and the products and services of Sucampo are or are intended to be marketed to customers on a global basis. Executive further acknowledges and agrees to the reasonableness of the provisions in this Section E and the adequacy of the consideration supporting these provisions. Executive also acknowledges and agrees that the provisions of this Section E will not preclude Executive from becoming gainfully employed following termination of employment with Sucampo.

F.	Breach of Obligations of Confidentiality, Non-Competition and Non-Solicitation.

1.                  Executive acknowledges that any threatened or actual breach of Section C or E of this Agreement may cause irreparable harm to Sucampo, for which money damages would be inadequate to compensate Sucampo. Consequently, in the event of a breach or threatened breach of Section C or E of this Agreement, Executive agrees that Sucampo shall be entitled to expedited arbitration under Section I of this Agreement to obtain injunctive relief to enforce this Agreement, without necessity of posting a bond. In such an expedited arbitration proceeding, the arbitrator must issue a determination within 30 days after Sucampo initiates the arbitration proceeding. The twelve-month period described in Section E shall be tolled during any period when Executive is engaged in activity that violates the terms of Section E. In such an arbitration proceeding, the arbitrator shall have the authority to award damages as appropriate. However, given the difficulty of assessing damages for breaches of this Agreement, the Parties agree that, if the arbitrator finds Executive violated this Agreement, the arbitrator must issue a damage award of, at minimum, $25,000. Each disclosure or transmission of Protected Property shall constitute a separate violation and the minimum damage amount will apply to each violation. Further, if Executive breaches or fails to honor any provision in Section C or E of this Agreement, and Sucampo is successful in whole or in part in any legal or equitable action to defend its right under or to enforce any terms of Section C or E, Executive agrees to reimburse Sucampo for Sucampo’s costs, expenses, and reasonable attorneys’ fees associated with such action. In that event, the arbitrator will be obligated to award Sucampo all its attorneys’ fees and costs as part of the arbitrator’s determination. Executive waives any defense as to the validity of any liquidated damages stated in this Agreement on the grounds that such liquidated damages are void as penalties or are not reasonably related to actual damages.

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2.                  Notwithstanding the language in Section F.1. above, under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

G.	Sucampo Access.

Executive agrees and consents that, during the Term of this Agreement and thereafter, Sucampo may review, audit, intercept, review and disclose all messages created, received or sent over the voice mail, electronic mail and Internet access systems provided by Sucampo, with or without notice to Executive. Executive further consents and agrees that Sucampo may, at any time, access and review the contents of all telephones and related systems, computers, computer disks, other data storage equipment and devices, files, desks, drawers, closets, cabinets and work stations which are either on Sucampo’s premises or which are owned or provided by Sucampo. Executive acknowledges that Executive should have no expectation of privacy in any of the electronic communications systems or work areas described in this paragraph.

H.	Termination.

1.                  Termination by Sucampo for Cause. Sucampo may terminate this Agreement and Executive’s employment for Cause (as defined below) by written notice with immediate effect.

“Cause” shall mean any of the following:

(i)   the gross neglect, willful failure, or refusal of Executive to perform Executive's duties and/or responsibilities (other than as a result of Executive's death or Disability); or

(ii)   perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent or employee thereof; or

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(iii)      any willful or intentional act that could reasonably be expected to injure the reputation, financial condition, business or business relationships of the Company or Executive's reputation or business relationships, including but not limited to any act that could subject Sucampo to legal liability (e.g. violation of Sucampo’s policy prohibiting sexual harassment); or

(iv)   conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; or

(v) the material breach by Executive of this Agreement (including, without limitation, Section C or E); or

(vi)     Executive’s supervisor demonstrates he/she had legitimate reasons to conclude Executive failed or refused to perform Executive’s job duties and/or responsibilities at an acceptable level, within 30 days after Executive’s supervisor provided Executive with written notice detailing the specific (unacceptable) performance areas and/or behavior that Executive must improve to remain employed; or

(vii)     Executive refuses to execute a modified Agreement offered by Sucampo on the Anniversary Date of this Agreement that is in compliance with Section A.2; as long as the modified Agreement does not make any unilateral changes to Section B.1 (protections against deductions in the Executive’s Base Salary), Section H (Termination for Cause/Termination Without Cause/Resignation for Good Reason/Change of Control/Separation Benefits) or substantially change Section I (agreement to arbitrate).

2.                 Termination Other Than For Cause.

a.                   Termination Without Cause. Either party may terminate this Agreement and Executive's employment hereunder at any time upon 30 days’ prior written notice to the other party. Executive’s employment and this Agreement shall terminate at the end of the 30-day notice period. Sucampo may elect to provide Executive with 30 days' salary in lieu of Executive's continued active employment during the notice period.

b.                  Resignation for Good Reason.

i.                    To resign for Good Reason, within 21 days of any event or condition that gives rise to Executive’s belief that he/she has Good Reason to resign, Executive must notify Sucampo in writing that Executive intends to resign for “Good Reason under Section H.2.b” and state the reasons for Executive’s belief he/she has reason to do so. Following receipt of such notice, Sucampo will have 30 days (the “Cure Period”) to cure the issues identified by Executive. If, by the expiration of the Cure Period, Sucampo has not cured the issues identified by Executive, and those issues meet the standard for Good Reason defined below, Executive may resign for Good Reason. If Executive does not resign within 14 days following the Cure Period, Executive waives any future right to resign for Good Reason based on the same reasons set forth in his/her 21 day letter.

ii.                  As used herein, “Good Reason” is the same standard as “constructive discharge” in Maryland federal employment law cases. More specifically, to resign for Good Reason, Executive must establish that Sucampo unilaterally made materially significant change(s) to, or diminutions of, Executive’s work environment, commute to work, terms, conditions; job duties, responsibilities and/or overall status of his/her position, that rendered Executive’s continued employment so unbearable that a reasonable person would resign.

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iii.                Executive shall have the right to resign for Good Reason if Sucampo requires Executive to accept any unilateral change(s) to Section A.2, Section B.1 (Base Salary), Section H (standards for termination/resignation/death and disability/separation benefits), Section N (limits to unilateral changes), or any materially significant changes to Section I (Arbitration) of this Agreement at any time—including before, on or after the Anniversary Date. If Executive resigns under this subsection H.2.b.iii, Sucampo shall pay Executive the Separation Benefits enumerated in Section H.2.d without any obligation to meet the constructive discharge standard for Good Reason set forth above in Section H.2.b.ii. In addition, if Executive resigns because Sucampo or its successor makes unilateral changes to this Agreement to prepare for—or within 12 months following—a Change in Control, that qualify as Good Reason under this Section H.2.b.iii, Sucampo and/or its successor shall pay Executive the “Change in Control Benefits” enumerated below in Section H.3.b—instead of the Separation Benefits in Section H.2.d.

iv.                If Executive provides notice that he/she is resigning for Good Reason, Sucampo reserves the right to accept Executive’s resignation immediately, end the Agreement, release Executive from employment immediately or at any time during the Cure Period, and pay Executive’s Base Salary during the remaining Cure Period, up to a maximum of 30 days. By electing to do so, Sucampo does not concede that Executive has met the condition(s) to resign for Good Reason defined above.

c.                   Death or Disability. If Executive dies, this Agreement and Executive's employment shall terminate automatically. If Executive has or develops a disability that affects Executive’s ability to work, Sucampo shall explore options with Executive to determine whether Executive is able to perform the essential functions of the job with or without reasonable accommodation. In the event of any dispute as to whether Employee is disabled for purposes of this Section H.2.c., such dispute shall be resolved by an independent physician competent to assess the condition at issue selected by Sucampo and performing such assessment at Sucampo’s expense. Upon termination of this Agreement due to Executive’s death or disability, Sucampo shall provide Executive (or Executive’s estate, as applicable) with all of Executive’s compensation and benefits that had fully accrued or fully vested as of the date this Agreement terminated. No other compensation or benefits of any nature shall accrue, vest or continue after the effective date the Agreement is terminated, except as provided under paragraph d. immediately below.

d.                  Separation Benefits. If Sucampo terminates Executive’s employment without meeting the conditions for “Termination for Cause” in Section H.1; if Executive resigns for Good Reason under the conditions set forth in Section H.2.b, or due to the Executive’s “Death or Disability” under Section H.2.c; and Executive (or the executor of Executive’s estate upon death or incapacity) signs and returns to Sucampo without revocation a release prepared by Sucampo of all legally waivable claims related to or arising from Executive’s employment with Sucampo and all other terms determined exclusively by Sucampo, then (i) Sucampo shall pay Executive (or the estate): (A) the amount of any COBRA continuation premium payments made by Executive during the 12-month period following the date of termination, or the period ending when Executive becomes eligible for comparable group medical benefits coverage from another source (whichever comes first); and (B) a lump sum payment equal to 12 months of Executive’s then-current annual Base Salary, to be made not later than 60 days following Executive’s date of termination; and (ii) Executive’s Equity Incentive Awards shall vest as set forth in Section H.5 (collectively, the “Separation Benefits”).

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3.                 Termination in Connection with Change In Control.

a.                   This Agreement terminates if it is not assumed by the successor corporation (or affiliate thereto) upon a Change in Control (as defined below). “Change in Control” means: (i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the voting securities of Sucampo ; (ii) Sucampo is the non-surviving party in a merger; (iii) Sucampo sells all or substantially all of its assets, provided, that no “Change in Control” shall be deemed to have occurred merely as the result of a refinancing by Sucampo or as a result of Sucampo’s insolvency or the appointment of a conservator; or (iv) the Board of Directors of Sucampo, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership or ownership of the voting power of Sucampo’s voting securities to constitute a change of effective ownership or control of Sucampo.

b.                  If, in advance of the closing or within 12 months following the occurrence of a Change in Control of Sucampo, this Agreement is terminated other than for Cause, and Executive signs and returns to Sucampo without revocation a release prepared by Sucampo of all legally waivable claims related to or arising from Executive’s employment with Sucampo and all other terms determined exclusively by Sucampo, then (i) Sucampo shall pay Executive: (A) the amount of any COBRA continuation premium payments made by Executive during the 18- month period following the Date of Termination, or the period ending when Executive becomes eligible for comparable group medical benefits coverage from another source (whichever comes first) and (B) a lump sum payment equal to the sum of (1) 18 months of Executive’s then-current annual Base Salary and (2) 150% of the current target bonus percentage of the Executive’s current annual Base Salary, to be made not later than 60 days following Executive’s date of termination; and (ii) Executive’s Equity Incentive Awards shall vest as set forth in Section H.5 (collectively, the “Change in Control Benefits”).

c.                   If within 12 months following a Change in Control, there is a material diminution of Executive’s role in the company, material diminution of status, or diminution of reporting structure, Executive shall have the right to resign and receive the Change in Control Benefits enumerated in Section H.3.b. without being required to satisfy the standard for Good Reason defined in Section H.2.b.ii.

4.                Timing Of Payments.

a.                   Sucampo shall, only to the extent necessary, modify the timing of delivery of the Separation Benefits or the Change in Control Benefits to Executive if Sucampo reasonably determines that the timing would subject such Benefit to any additional tax or interest assessed under IRC Section 409A. In such event, the payments shall be made as soon as practicable without causing the Benefit to trigger such additional tax or interest under Section 409A of the IRC. If any amount of the Benefit becomes constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amount shall not commence until Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time of Executive’s separation from service, Executive is a “specified employee” (under IRC Section 409A), any benefit as to which Section 409A penalties could be assessed that becomes payable to Executive on account of Executive’s “separation from service” (including any amounts payable pursuant to the preceding sentence) shall be paid, without interest thereon, on the date six months and one day after such separation from service.

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b.                  Prior to paying any Change in Control Benefit, Sucampo shall cause its independent auditors promptly to review, at Sucampo's sole expense, the applicability to those payments of Sections 280G and 4999 of the IRC. If the auditors determine that any payment of the Change in Control Benefit would be subject to the excise tax imposed by Section 4999 of the IRC or any interest or penalties with respect to such excise tax, then such payment owed to Executive shall be reduced by an amount calculated to provide to Executive the maximum Change in Control Benefits which will not trigger application of Sections 280G and 4999 of the IRC, with any such reduction being made last with respect to benefits that are not exempt from IRC §409A.

5.                Effect Of Termination On Equity Incentive Awards.

a.                   If this Agreement is terminated other than by Sucampo for Cause, any unvested Equity Incentive Awards that have a duration vesting condition as defined in the Stock Agreement shall immediately vest to the extent such unvested Equity Incentive Awards would have vested in the 12 months from the date of termination; or

b.                  If Sucampo is acquired or is the non-surviving party in a merger, or Sucampo sells all of its assets, and in advance of the closing of such transaction or within 12 months thereafter, this Agreement is terminated other than for Cause, any unvested Equity Incentive Awards that have a duration vesting condition as defined in the Stock Agreement shall immediately vest and any unvested Equity Incentive Awards with a performance condition shall immediately vest and may be exercised only to the extent the performance targets have been achieved or would be achieved by such acquisition, merger or sale in accordance with the terms of the Plan and the Stock Agreement.

c.        If any provision of this Agreement conflicts with a provision of the Stock Agreement and/or the Plan, the provision more favorable to the Executive shall govern.

6.                  No Further Compensation. Executive shall receive all compensation and benefits provided to Executive by Sucampo that fully accrued and fully vested before the date of termination of this Agreement. No other compensation or benefits of any nature provided by Sucampo shall continue, accrue or vest after the date of termination, except as provided under the terms of any Sucampo benefits plan in which Executive is enrolled as of the date of termination.

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I.	Arbitration.

1.                  Executive and Sucampo agree to resolve by arbitration any and all disputes arising from or relating to Executive’s employment with Sucampo, Executive’s application for such employment, the termination of this Agreement, any alleged breach of this Agreement, or post-employment issues with Sucampo (collectively, “Covered Disputes”), including:

a.                   claims relating to any claim of employment discrimination on the basis of any legally protected trait, claims of retaliation for engaging in any legally protected activity, claims under the Maryland Wage Payment and Collection Law, or claims under any other federal, state or local law;

b.                  claims under the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Occupational Safety and Health Act of 1970, the Uniformed Services Employment and Reemployment Rights Act of 1994, or the Worker Adjustment and Retraining Notification Act;

c.                   claims for breach of an express or implied contract, quasi-contractual claims (e.g. unjust enrichment, quantum meruit, promissory estoppel), or tort claims;

d.                  claims for benefits under the Executive Retirement Income Security Act, except claims under an employee pension or benefit plan which specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or is underwritten by a commercial insurer which decides such claims.

2.                 Covered Disputes do not include: (a) claims for workers' compensation benefits; (b) claims for unemployment compensation benefits; (c) claims based upon Sucampo's current (successor or future) stock option plans, employee pension and/or welfare benefit plans if those plans contain some form of a grievance, arbitration, or other procedure for the resolution of disputes under the plan; and (d) claims by law which are not subject to mandatory binding pre- dispute arbitration pursuant to the Federal Arbitration Act, such as claims under the Dodd-Frank Act.

3.                  Executive agrees that, if Sucampo terminates the Agreement for Cause and an arbitrator later determines that Sucampo did not have Cause to terminate the Agreement, then the remedy awarded to Executive shall be limited to such compensation and benefits as Executive would have received in the event of Executive's termination other than for Cause at the same time as the original termination.

4.                  Executive affirms that Executive has been provided with a copy of Sucampo’s Arbitration Procedures, and has had an opportunity to ask questions regarding the procedures, to seek counsel, and has read, understands and accepts them. By signing below, the Executive acknowledges and agrees that Sucampo has the unilateral right to amend its arbitration procedures from time to time as long as the underlying procedures provide similar access to the arbitration process

J.                  Executive’s Representations. Executive represents to Sucampo that Executive has no obligations to any other person or entity that conflict with the Executive’s obligations under this Agreement. Executive further represents that, to the extent Executive has disclosed information to Sucampo, created any original materials or used any proprietary information in consulting, working or rendering services with, for or to Sucampo, Executive has the right to do so, and such actions shall not violate any privacy, proprietary or other rights of others.

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K.	Choice of Law.

This Agreement is governed by the laws of the United States and the State of Maryland, without regard to its choice of law provisions.

L.	Severability.

If any term of this Agreement is declared unenforceable, the decision-maker of competent jurisdiction shall interpret or modify this Agreement, to the extent necessary, for it to be enforceable. If any term of this Agreement is declared unenforceable and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

M.	No Oral Agreements.

By signing below, Executive confirms that Executive understands Sucampo does not enter into any oral agreements with any personnel.

N.	Entire Agreement; Amendment.

1.                  This Agreement sets forth the entire agreement between the Parties concerning the topics addressed in this Agreement. This Agreement fully supersedes the Employment Agreement between the parties dated October 21, 2014 any other prior oral or written inducements, agreements or understandings between the Parties regarding such topics. This Agreement shall be binding upon and inure to the benefit of Sucampo, its successors and assigns, without the need for further agreement or consent by Executive. If Sucampo is acquired during the Term, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not automatically be terminated, and Sucampo agrees to use its best efforts to ensure that the transferee or surviving company shall assume and be bound by the provisions of this Agreement. The failure of either party to enforce any of the provisions in this Agreement shall not be construed to be a waiver of the right of that party to enforce any such provision.

2.                  During the term of this Agreement, the Agreement may not be modified, altered or changed, except through a writing signed by both Parties. On the Anniversary Date of this Agreement, Sucampo reserves the unilateral right to modify any term of this Agreement except for the terms of Section B.1, Section H. Section I or Section N so long as Sucampo complies with the notice requirements in Section A.2 above. If Executive rejects Sucampo’s modified Agreement that complies with Section N, Sucampo may elect to employ Executive at-will without an employment agreement, or either party may end Executive’s employment under the terms of Section H.

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O.	Notices.

Executive and Sucampo agree that all notices or other communications required or permitted under this Agreement shall be deemed to be sufficient only if contained in a written instrument given by personal delivery, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

To Sucampo:	Sucampo Pharmaceuticals, Inc.
Attn: Executive Vice President, Global Human Resources, Information Technology and Strategy
Copy to: General Counsel
805 King Farm Boulevard, Suite 550
Rockville, Maryland 20850

To Executive:	Peter Kiener
##### ##### ####
######, ##### ####

All such notices, advances and communications shall be deemed to have been delivered and received (1) in the case of personal delivery, on the date of such delivery, (2) in the case of air courier, on the business day after the date when sent and (3) in the case of mailing, on the third business day following such mailing.

P.                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and both of which, taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

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EXECUTIVE KNOWINGLY AND FREELY AGREES TO ALL THE TERMS OF THIS AGREEMENT, INCLUDING THE MUTUAL AGREEMENT TO ARBITRATE CLAIMS THAT OTHERWISE COULD HAVE BEEN BROUGHT IN COURT. EXECUTIVE AFFIRMS THAT EXECUTIVE HAS HAD SUFFICIENT TIME TO READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT AND HAS BEEN ADVISED OF EXECUTIVE’S RIGHT TO SEEK LEGAL COUNSEL REGARDING THE MEANING AND EFFECT OF THIS AGREEMENT PRIOR TO SIGNING.

EXECUTIVE:

8/1/2016
Executive (signature)	Date

Peter Kiener
Executive (printed name)

SUCAMPO PHARMACEUTICALS, INC.

8/2/2016
Max Donley (signature)	Date
Executive Vice President
Global Human Resources,
Information Technology and Strategy

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EXHIBIT 1

INVENTIONS, INTELLECTUAL PROPERTY AND EQUIPMENT CERTIFICATE

I hereby certify that I have set forth below a complete list and brief description of all Inventions, intellectual property and equipment located at the Company which is owned directly or indirectly by me and which shall not be transferred to the Company pursuant to the terms of that certain Amended and Restated Employment Agreement (the “Agreement") entered into between Sucampo Pharmaceuticals, Inc., a Delaware corporation, and me, and me, of even date herewith.

I further certify that I have complied with and will continue to comply with all the terms of the Agreement.

List of Items: None at company. See CV for patents and patent filings.

SIGNATURE

Peter Kiener
Print Name

8/1/2016
Date

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